UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2019

Retail Value Inc.

(Exact name of registrant as specified in charter)

Ohio	1-38517	84-4182996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 11, 2019, certain wholly-owned subsidiaries (collectively, the “Borrowers”) of Retail Value Inc., an Ohio corporation (“RVI” or the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Column Financial, Inc. (an affiliate of Credit Suisse AG), JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A. (collectively, the “Lenders”) which provides for a secured loan facility in the aggregate principal amount of $900,000,000 (the “Loan Facility”). Proceeds from the Loan Facility were used to refinance and prepay all amounts outstanding under the Borrowers’ existing loan agreement, dated February 14, 2018, with Column Financial, Inc. and the other lenders party thereto in the original principal amount of $1,350,000,000 (the “Original Loan”). Compared to the terms of the Original Loan, the Loan Facility provides a lower interest rate, an extended maturity date, a lower allocation of loan principal to the Company’s continental U.S. properties as a result of the mortgage placed on Plaza Del Sol and a lower debt yield requirement with respect to the Company’s ability to maintain control of excess cash flow from its properties.

The Borrowers’ obligations to pay principal, interest and other amounts under the Loan Facility are evidenced by certain promissory notes executed by the Borrowers as of March 11, 2019 (collectively, the “Notes”). The Notes are secured by, among other things: (i) mortgages encumbering the Borrowers’ properties located in the continental U.S. (which comprise substantially all of the Company’s properties located in the continental U.S.) and Plaza Del Sol located in Bayamon, Puerto Rico (collectively, the “Mortgaged Properties”); (ii) a pledge of the equity of each of the Company’s subsidiaries that own the Company’s Puerto Rico properties (collectively, the “Pledged Properties”), and a pledge of related rents and other cash flows, insurance proceeds and condemnation awards; and (iii) a pledge of any reserves and accounts of any Borrower.

The Loan Facility will mature on March 9, 2021, subject to three one-year extensions at Borrowers’ option which are conditioned upon certain items including, with respect to the second and third extensions, satisfaction of certain minimum debt yield requirements with respect to the Mortgaged Properties. No debt yield requirement or other financial tests will apply to the Borrowers’ exercise of the first extension option. The initial weighted-average interest rate applicable to the Notes is equal to one-month LIBOR plus a spread of 2.50% per annum, provided that such spread is subject to (i) amendment upon the occurrence of certain events and (ii) an increase of 0.25% per annum in connection with any exercise of the third extension option. Borrowers are required to maintain an interest rate cap with respect to the principal amount of the Notes having (i) during the initial term of the Loan Facility, a LIBOR strike rate equal to 4.5% and (ii) with respect to any extension period, a LIBOR strike rate that would result in a debt service coverage ratio of 1.20x based on the Mortgaged Properties.

The Loan Facility is structured as an interest only loan throughout the initial two-year term and any exercised extension options. However, amounts outstanding under the Loan Facility will begin to amortize through the application of excess property cash flows in the event the Borrowers fail to meet a minimum debt yield of 10.0% with respect to the Mortgaged Properties at the conclusion of any fiscal quarter. The debt yield with respect to the Mortgage Properties at closing was approximately 12.7%.

Subject to certain conditions described in the Loan Agreement, the Borrowers may prepay the outstanding loan amount in whole or in part by providing (i) advance notice of prepayment to the Lenders and (ii) remitting the prepayment premium described in the Loan Agreement. No prepayment premium is required with respect to any prepayments made on or after April 9, 2020. Additionally, no prepayment premium will apply to prepayments made in connection with permitted property sales. Each Mortgaged Property is assigned a required release price which represents the minimum net disposition proceeds required by the Lenders to release that property from their lien and is based on the principal amount of the Loan Facility allocated to that property at closing; Pledged Properties other than Plaza Del Sol generally do not have minimum release prices. The amount of proceeds from sales of Mortgaged Properties required to be applied towards prepayment of the Notes will depend upon the Mortgaged Properties’ debt yield at the time of the sale; all proceeds from sales of Pledged Properties other than Plaza Del Sol are required to be used to prepay the Notes. Prepayments of the Notes are expected to be applied by the servicer in descending order of seniority (i.e. such prepayments will be first applied to the most senior tranches of the Notes).

In the event of a default, the contract rate of interest on the Notes will increase to the lesser of (i) the maximum rate allowed by law, or (ii) the greater of (A) 4% above the interest rate then otherwise applicable and (B) the Prime Rate (as defined in the Loan Agreement) plus 1.0%. The Notes contain other terms and provisions that are customary for instruments of this nature.

In addition, RVI executed a certain Environmental Indemnity Agreement and a certain Guaranty Agreement in favor of the Lenders under which RVI agreed to indemnify the Lenders for certain environmental risks and guaranty the Borrowers’ obligations under the exceptions to the non-recourse provisions in the Loan Agreement. The Loan Agreement includes representations, warranties, affirmative and restrictive covenants and other provisions customary for agreements of this nature. The Loan Agreement also includes customary events of default, including, among others, principal and interest payment defaults, and breaches of affirmative or negative covenants. Upon the occurrence of an event of default, the Lenders may avail themselves of various customary remedies under the Loan Agreement and other agreements executed in connection therewith or applicable law, including accelerating the Loan Facility and realizing on the real property collateral or pledged collateral.

On March 11, 2019, the Company also entered into an amendment to the Credit Agreement, dated as of July 2, 2018 (as amended, the “Revolving Credit Agreement”), among the Company, the lenders named therein and PNC Bank, National Association, as administrative agent, pursuant to which the scheduled maturity date applicable to the Revolving Credit Agreement was amended to be March 9, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VALUE INC.

By:	/s/ Matthew L. Ostrower
Matthew L. Ostrower Executive Vice President, Chief Financial Officer and Treasurer

Date: March 12, 2019